Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy, Inc. Completes Placement of 5.75% Convertible Senior Notes Due 2015

$90 Million After Initial Purchasers Exercised Over-Allotment Option

OMAHA, NE (GLOBE NEWSWIRE) – November 3, 2010 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) (the “Company”) announced today the completion of its private placement of $90 million aggregate principal amount of 5.75% convertible senior notes due 2015 (the “notes”). This includes the purchase of $15 million aggregate principal amount of notes by the initial purchasers to cover over-allotments. The notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, by the initial purchasers of the notes.

The notes will mature on November 1, 2015 and will bear interest at a fixed rate of 5.75% per year, payable on May 1 and November 1 of each year, beginning May 1, 2011. The notes will be general senior, unsecured obligations of the Company. On and after November 1, 2013, and prior to the maturity date, the Company may redeem the notes for cash if the sale price of the Company’s common stock equals or exceeds 140% of the applicable conversion price for a specified time period ending on the trading day immediately prior to the date the Company delivers notice of the redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, upon the occurrence of a fundamental change, holders of the notes will have the right, at their option, to require the Company to repurchase their notes in cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes are convertible into shares of the Company’s common stock and cash in lieu of fractional shares until the close of business on the business day immediately preceding the maturity date. The initial conversion rate is 69.7788 shares of the Company’s common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $14.33 per share of the Company’s common stock. The conversion rate will be subject to adjustment upon the occurrence of certain events affecting the Company’s common stock outstanding, such as stock splits and dividends among other things. In addition, the Company may be obligated to increase the conversion rate in connection with any conversion that occurs in connection with certain corporate events, including the Company’s calling the notes for redemption.

The net proceeds to the Company from this private placement is approximately $86.4 million, after deducting initial purchasers’ discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of this offering for general corporate purposes. Although the Company does not currently have any binding commitments or definitive agreements to enter into potential acquisitions, it may also use a portion of the net proceeds to acquire or invest in additional facilities, assets or technologies consistent with its growth strategy.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of the notes or any common stock issuable upon conversion of the notes, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum. The notes and any shares of the Company’s common stock issuable upon conversion of the notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of eight ethanol plants in Indiana, Iowa, Michigan, Nebraska and Tennessee with annual expected operating capacity totaling approximately 657 million gallons. Green Plains also markets and distributes ethanol for four third-party ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in Iowa, southern Minnesota and western Tennessee.

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Safe Harbor

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including whether the conversion rate will be adjusted and Green Plains’ ability to invest in additional facilities, assets or technologies, any of which could change as a result of various market conditions. As a result of these risks, uncertainties and other factors, actual results could differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the offering are described in detail in Green Plains’ Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and in Green Plains’ Quarterly Report on Form 10-Q for the three months ended September 30, 2010, each as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Green Plains and Green Plains assumes no obligation to update any such forward-looking statements.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217